Exhibit 99.1
                                                                    ------------









                    FOSTER WHEELER ENVIRONMENTAL CORPORATION
                          ACQUIRED BY TETRA TECH, INC.

     CLINTON, N.J., March 10, 2003 -- Foster Wheeler Ltd. (NYSE:FWC) announced today the sale of the operating business of its wholly owned subsidiary, Foster Wheeler Environmental Corporation (FWENC), to Tetra Tech, Inc. on March 7, 2003. As of the close, the company received immediate net cash proceeds of approximately $80 million. Foster Wheeler also expects to receive an additional $57 million before year-end under FWENC's contract with a federal agency, which was not included in the sale. These cash proceeds will be added to the company's worldwide cash balances as of December 31, 2002, of $429 million and will be available for general corporate purposes.

     Raymond J. Milchovich, chairman, president and CEO of Foster Wheeler, stated, "Cash generation has been a very important part of our plan to restore Foster Wheeler to financial health. The additional liquidity and operating flexibility resulting from this transaction will allow us to focus on our balance-sheet issues and the growth of our very strong Engineering & Construction and Power businesses worldwide."

                                      # # #

Notes to Editors:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation's operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially

                                                                         MORE...

     from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, and the outcome of cash-generation initiatives.

                                      # # #

03-10-03


Media Contact:               Andrew O'Hearn       908-730-4444
Investor Relations Contact:  John A. Doyle, Jr.   908-730-4270
Other Inquiries:                                  908-730-4000